Exhibit 14.1

CODE OF ETHICS

MONTH YEAR

This VoiceInterop Corporation Code of Ethics (the “Code”) applies to all officers, directors and employees of VoiceInterop Corporation (the “Company”) and its subsidiaries.  The Company expects that all of its officers, directors and employees will act in accordance with the highest standards of both personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter any wrongdoing and abide by the policies and procedures adopted by the Company.

Accordingly, you agree to:

1.

Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.

Avoid conflicts of interest and to disclose to the Chairman of the Corporate Governance Committee of the Company (or, if none, to the Board of Directors) any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

3.

Take all reasonable measures to protect the confidentiality of non-public information about the Company and their customers obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

4.

Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and other regulators and in all other public communications made by the Company;

5.

Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Company is a member; and

6.

Promptly report any possible violation of this Code of Ethics to the Chairman of the Corporate Governance Committee of the Company (or, if none, the Board of Directors).

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment.  Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for you and/or the Company.

You are encouraged to contact the Chairman of the Corporate Governance Committee of the Company (or, if none, the Board of Directors) when in doubt about, or if you have any questions regarding, the best course of action in a particular situation.  You are also encouraged to report violations of laws, rules regulations or this Code to the Chairman of the Corporate Governance Committee of the Company (or, if none, the Board of Directors), including, but not limited to, any concerns you have regarding the Company concerning fraud, accounting, internal accounting controls or auditing matters. You may choose to remain anonymous in reporting any possible violation of this Code.  The Company will not allow retaliation against anyone for reports made in good faith.

You should communicate any suspected violations of this Code promptly to the Chairman of the Corporate Governance Committee of the Company (or, if none, the Board of Directors). Violations will be investigated by the Board of Directors of the Company or by persons designated by the Board of Directors of the Company, and appropriate disciplinary action will be taken in the event of any violations of this Code, including termination of employment or, in the case of any Director, refusal by the Corporate Governance Committee (or the entire Board of Directors or another committee performing a similar function) to nominate such Director for re-election if such Director has not been previously terminated for cause.

Any waiver of this Code for any Director or executive officer may be made only by the Board of Directors of the Company and must be disclosed either on a Current Report on Form 8-K within the requisite period or in any other manner permitted by the Securities and Exchange Commission or any securities exchange.

YOUR PERSONAL COMMITMENT TO THE COMPANY CORPORATION

CODE OF ETHICS

I acknowledge that I have received and read the COMPANY Corporation Code of Ethics, dated MONTH YEAR, and understand my obligations as an officer, Director and/or employee to comply with the Code of Ethics.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here: ________________________                   Date:  ________________

Please print your name:  __________________

This signed and completed form must be returned to your manager, designated human resources professional, or to the Board of Directors.

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